Exhibit I

News Release

IPSCO ANNOUNCES REDEMPTION OF

$100 MILLION 7.8% DEBENTURES

[Lisle, Illinois] [October 4, 2005] – IPSCO Inc. (NYSE/TSX:IPS) today gave notice to the holders of its $100 million 7.8% Debentures, due December 1, 2006, that it will redeem all such outstanding Debentures on November 4, 2005. The total redemption price will be $105,655,780 based upon the greater of the Canada Yield Price or par, plus accrued interest up to, but not including, the noted redemption date.

IPSCO operates steel mills at three locations and pipe mills at six locations in Canada and the United States. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons and provides further processing at its five cut-to-length lines located in both the U.S. and Canada. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals.

For further information on IPSCO, please visit the company’s web site.

Company Contact:

Tom Filstrup, Director of Investor Relations

Tel. 630-810-4772

Email: tfilstrup@ipsco.com

Release #05-36

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